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                                                                   Exhibit 8.1

                [LETTERHEAD OF MCCANN FITZGERALD APPEARS HERE]


                                                                 1996


Saville Systems PLC
IDA Business Park
Dangan, Galway
Ireland


Ladies and Gentlemen:

We have acted as counsel to Saville Systems PLC, an Irish company (the "Company"), in connection with a Registration Statement on Form S-1, (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the public offering of an aggregate of 3,100,000 American Depositary Shares ("ADSs"), representing an aggregate of 3,100,000 ordinary shares, $0.0025 par value per share (the "Ordinary Shares"), of the Company, of which (i) 100,000 Ordinary Shares represented by 100,000 ADSs will be issued and sold by the Company to the Underwriters (as defined below), and (ii) 3,465,000 Ordinary Shares represented by 3,465,000 ADSs (including 465,000 Ordinary Shares represented by 465,000 ADSs subject to an over-allotment option granted by certain selling shareholders of the Company (the "Selling Shareholders")) will be sold by the Selling Shareholders to the Underwriters (collectively, the "Shares"). The Shares are to be sold by the Company and the Selling Shareholders pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Shareholders, Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC Furman Selz LLC and Montgomery Securities as representatives of the several underwriters named in the Underwriting Agreement (the
"Underwriters").

You have requested our opinion regarding the summary of certain Republic of Ireland tax matters in the prospectus (the "Prospectus") forming part of the Registration Statement, which summary is set forth under the heading "Taxation" in the Prospectus.

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                                                           McCann FitzGerald
Page 2                                                         solicitors

In rendering our opinion, we have reviewed the Prospectus and such materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of Irish taxation law and such other authorities as we have considered relevant.

Subject to the foregoing it is our opinion that the general summary of Irish taxation law under the heading "Taxation" in the Prospectus is, to the extent that it summarizes matters of Irish law, an accurate summary of those matters as of the date of the Prospectus. We do not express an opinion on any factual matters contained in the summary.

This opinion is being furnished in connection with the Prospectus. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the use of our name therein and in the related Prospectus under the captions "Enforcement of Civil Liabilities under United States Federal Securities Laws" and "Legal Matters".

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


Very truly yours,

/s/ McCann Fitzgerald

McCANN FITZGERALD